CYTEC SUPPLEMENTAL SAVINGS AND PROFIT SHARING PLAN

                            (As amended May 13, 1996)


     Effective as of November 1, 1994, Cytec Industries Inc. (the "Company") hereby establishes the Cytec Supplemental Savings and Profit Sharing Plan. The Cytec Supplemental Savings and Profit Sharing Plan is intended to constitute an unfunded pension plan maintained primarily for a select group of management or highly compensated employees which is exempt from Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. The purpose of the Cytec Supplemental Savings and Profit Sharing Plan is to provide certain participants in the Cytec Employees' Savings and Profit Sharing Plan whose compensation exceeds the limit of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, with the ability to receive the full employer matching contribution and profit sharing contribution which is otherwise limited by applicable law. The Cytec Supplemental Savings and Profit Sharing Plan is not a qualified plan under the Code and benefits are paid by or on behalf of the Company.
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                                    ARTICLE I

                                   Definitions

     1.1 "Account Balance" means the sum of the Member's salary deferrals, matching contributions, profit sharing contributions and interest credited thereon in accordance with the terms of this Plan.

     1.2 "Administrator" means the Vice President of Employee Resources of the Company, or any other person or committee selected from time to time by the Board of Directors.

     1.3 "Board of Directors" means the Board of Directors of Cytec Industries Inc.

     1.4 "Change in Control" has the same meaning as under the Employees' Retirement Plan.

     1.5 "Code" means the Internal Revenue Code of 1986, as amended.

     1.6 "Company" means Cytec Industries Inc.

     1.7 "Compensation" means compensation as defined in the Savings Plan without consideration of the limit on compensation under Section 401(a)(17) of the Code.

     1.8 "Eligible Employee" means any person employed by the Employer who is a participant in the Savings Plan and whose Compensation exceeded the limit on compensation under Section 401(a)(17) of the Code during the calendar year.

     1.9 "Employees' Retirement Plan" means the Cytec Salaried and Nonbargaining Employees' Retirement Plan, as amended from time to time.

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     1.10 "Employer" means the Company, D Aircraft Products, Inc., Cytec
Engineered Materials Inc., any successor thereto, and any of the Company's subsidiaries which adopts the Plan with the consent of the Board of Directors.

     1.11 "Member" means an Eligible Employee who becomes a Member pursuant to
Article II.

     1.12 "Plan" means this Cytec Supplemental Savings and Profit Sharing Plan, as set forth herein, as amended from time to time.

     1.13 "Plan Year" means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

     1.14 "Savings Plan" means the Cytec Employees' Savings and Profit Sharing Plan, as amended from time to time.

     1.15 "Special Change in Control" shall have the same meaning as "Change in Control" except that the reference to "20%" in subsection (i) of the definition of "Change in Control" in the Employees' Retirement Plan shall be replaced with "50%."

     1.16 "Years of Service" means Years of Service as defined under the Savings Plan.

     1.17 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a "Section" or "Article" shall mean the indicated section or article of this Plan unless otherwise specified.


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                                   ARTICLE II

                                  Participation

     2.1 Election

     An Eligible Employee will become a Member effective as of the date a profit sharing contribution is credited to his account pursuant to Article IV or he elects to defer a portion of his Compensation to this Plan pursuant to Article III.

     2.2 Continuance of Participation

     After an Eligible Employee becomes a Member of this Plan, his membership shall continue until his death, the termination of his employment, or the date his Employer ceases to be a member of the controlled group of corporations which include the Company; provided that termination of membership shall not affect the Eligible Employee's right to be credited with any matching and profit sharing contributions to be made with respect to his period of employment.

                                   ARTICLE III

                              Savings Contributions

     3.1 Deferral Election

     During the sixty day period prior to the commencement of each Plan Year or during the period designated by the Administrator prior to November 1, 1994, a Member may elect to defer up to 4% of his Compensation less the first 4% of the Member's contributions to the Savings Plan for that Plan Year whether made on a before-tax or


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after-tax basis. A Member may not modify his deferral election during the Plan
Year other than to revoke his election for the balance of the Plan Year. A Member's initial deferral election shall be deemed to apply to all succeeding calendar years until changed by the Member during a subsequent election period.

     3.2 Matching Contribution

     With respect to any Member who makes a deferral election pursuant to
Section 3.1, the Company shall credit to his account a matching contribution equal to 75% of the amount contributed by the Member pursuant to Section 3.1. Matching contributions under this Section shall be credited at the same time the monthly matching contributions are contributed to the Savings Plan.

                                   ARTICLE IV

                          Profit Sharing Contributions

     Each Eligible Employee who has not made a deferral election pursuant to
Section 3.1 and each Member shall receive a Profit Sharing Contribution equal to the amount of the profit sharing contribution that would have been made on the Member's behalf under the Savings Plan without respect to the limitations imposed by the Code for that Plan Year, minus the amount actually contributed on his behalf under the Savings Plan for that Plan Year.


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                                    ARTICLE V

                                Interest Credits

     Any amounts credited to a Participant's Account Balance under Articles III and IV shall be credited with interest from the date the amount is credited to the Participant's account to the date the Member receives a final distribution of his Account Balance. Interest shall be computed on Account Balances as of the last day of each calendar quarter and shall be credited as of such dates based upon the average daily balance during the quarter and the 10 year Treasury Note rate in effect on the last business day of the quarter, plus 1%.

                                   ARTICLE VI

                                     Vesting

     A Member's Account Balance attributable to matching and profit sharing contributions shall vest in accordance with the rules of the Savings Plan; provided, however, that in the event of a Change in Control a Member shall immediately become fully vested in his Account Balances. Account Balances attributable to a Member's salary deferrals under Section 3.1 shall be fully vested at all times.


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                                   ARTICLE VII

                                 Death Benefits

     Upon the death of the Member, his entire Account Balance shall become fully vested and shall be paid to his designated beneficiary. If the Member fails to designate a beneficiary, the Account Balance shall be distributed to the Member's estate.

                                  ARTICLE VIII

                            Form and Time of Payment

     8.1 Time of Payment

     The Member's Account Balance shall be distributed in sixty quarterly installments following retirement, on the final day of each calendar quarter. Each payment shall equal the Member's Account Balance as of the end of the applicable quarter divided by the number of installment payments remaining in the sixty quarter period, less any applicable withholding, provided that a shorter installment period will be utilized in order to assure that no installment, other than the final installment, will be less than $1000. A Member may, by written request to the Administrator, request acceleration of all remaining installments at any time after retirement and prior to receipt of the last installment.

     8.2 Special Change in Control

     Notwithstanding Section 8.1, if there occurs a Special Change in Control, the Member's Account Balance as of the date of such Special Change in Control (or, if later, as of the date of distribution) will be distributed immediately in a single lump sum.
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Such distribution will include interest, computed at the rate set forth in
Article V based on the actual proportion of the calendar quarter completed as of the date of distribution and as if the date of distribution were the last business day of such calendar quarter. Such distribution shall not affect the Member's continuing membership in this Plan under Section 2.2.

                                   ARTICLE IX

                                 Administration

     9.1  Administrator

     The Administrator shall supervise the daily management and administration of the Plan. The Administrator shall serve without compensation.

     9.2 Responsibilities and Powers of the Administrator and Compensation Committee The Administrator shall have the responsibility:

          (a) To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Administrator hereby or necessary to carry out the provisions thereof;

          (b) To keep all records relating to Members of the Plan and such other records as are necessary for proper operation of the Plan; and


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          (c) To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

     9.3 Operation of the Administrator

     In carrying out the Administrator's functions hereunder:

     (a) The Administrator may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof;

     (b) Written records shall be kept of all acts and decisions;

     (c) The Administrator may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a fiduciary; and

     (d) The Administrator shall have the right to hire, at the expense of the Employer, such professional assistants and consultants as he, in his sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of his duties.

     9.4 Indemnification

     In addition to any other indemnification that a fiduciary, including but not limited to the Administrator, is entitled to, the Employer shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual's


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fiduciary responsibilities with respect to this Plan under any aspects of the law.

                                    ARTICLE X

                                  Miscellaneous

     10.1 Benefits Payable by the Employer

     All benefits payable under this Plan constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer or, if applicable, from a grantor trust established by the Employer. The Employer, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such invest-ments as it may deem desirable to assist it in meeting with obligations. Any such investments shall be assets of the Employer subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to interest in any such investments.

     10.2 Amendment or Termination

     (a) The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Member's Account Balance as of the time thereof. The provisions of this Section prohibiting an action by the Board of Directors which would reduce a Member's Account Balance cannot be amended without the consent of all Members (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of


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Directors, with or without a meeting, or shall be made in writing by the
Administrator, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Administrator.

     (b) If the Plan is terminated, a determination shall be made of each Member's Account Balance as of the Plan termination date (determined in accordance with Section 10.2(a)). The amount of such benefits shall be immediately payable to the Member.

     10.3 Status of Employment

     Nothing herein contained shall be construed as conferring any rights upon any Member or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Employer to discharge any Member or to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan.

     10.4 Payments to Minors and Incompetents

     If a Member or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Administrator or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Administrator might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.


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     10.5 Inalienability of Benefits

     The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

     10.6 Governing Law

     Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.
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